EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

AgEagle Aerial Systems Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.001	457	(c)	2,248,313	(1)	$0.74	(2)	$1,663,751.62	(2)	0.00014760	$245.57
	Equity	Common Stock, par value $0.001 underlying warrants	457	(g)	136,861		1.51	(3)	206,660.11		0.00014760	30.50
	Equity	Common Stock, par value $0.001 underlying warrants	457	(g)	829,919		1.21	(3)	1,004,201.99		0.00014760	148.22
Fees Previously Paid	—	—	—		—		—		—		—	—
	Total Offering Amounts								2,874,613.72			$424.29
	Total Fees Previously Paid											$0
	Net Fee Due											$424.29

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Common Stock

(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on Nasdaq on April 23, 2024.

(3)	Represents shares of Common Stock that would be issued upon exercise of outstanding warrants at the price per share so indicated.